EXHIBIT 99.1

River Valley Bancorp
Announces Higher Earnings Y/T/D and for
the Quarter Ended September 30, 2007

For Immediate Release
Tuesday, October 16, 2007

Madison, Indiana – October 16, 2007– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2007. Net income for the quarter was $532,494, or $0.33 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2006 was $472,880, or $0.29 per basic share. The increase in earnings of $59,614, or 12.6%, reflected increased interest margins, higher non-interest income, but partially offset by higher operating expenses and provision for loan losses. The Corporation expensed $196,000 for the provision for loan losses during the third quarter of 2007, an increase of $148,000, over the same period in 2006.

Return on average assets for the quarter ended September 30, 2007 was 0.61% and the return on average equity was 8.59% for the quarter. For the third quarter of 2006, those corresponding returns were 0.57% and 8.00% respectively.

Net income for the nine month period ended September 30, 2007 was $1,622,961, or $1.00 basic share. This represents an increase of $243,992, or a 17.7% increase over the $1,378,969 recorded for the same period ended September 30, 2006. Return on average assets for the nine month period ended September 30, 2007 was 0.63% and the return on average equity was 8.83%. Those respective ratios were 0.56% and 7.88% for the like period in 2006.

Assets totaled $348.0 million as of September 30, 2007, an increase of approximately $14.5 million, from the $333.5 million reported as of September 30, 2006. Net loans, including loans held for sale, were $253.0 million as of September 30, 2007, an increase of $14.8 million from September 30, 2006. Deposits totaled $222.9 million as of September 30, 2007, an increase of $6.1 million from the $216.8 million reported September 30, 2006. September 30, 2007 balances in each of the preceding indicate year to date increases over the balances recorded as of December 31, 2006.

Stockholders’ equity as of September 30, 2007 was $24.9 million, or 7.16 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $15.28 as of September 30, 2007.

“There has been an inordinate amount of media attention on the “crisis” in the real estate and credit markets. There have been documented failures of dozens of national mortgage brokerage firms, and the credit markets have contracted accordingly. What the media has not covered is the success of community banking in fulfilling its traditional role in housing and addressing the credit needs of its community base. More importantly to this discussion, is the success of this Corporation under circumstances and conditions that others bemoan,” stated Matthew P. Forrester, president of River Valley Bancorp. “While we have added appropriate provision for loan losses during the quarter, our delinquency is well below peer and loan losses are reasonable and recognizable. And what may be the most positive outcome of this economic malaise is that business is refocused back on “lending specialists”, like River Valley, as opposed to the renegades and the news makers”.

The last reported trade of “RIVR” stock on this date was at $17.75

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended 9-30-2007	9 Months Ended 9-30-2007	9 Months Ended 9-30-2006
Assets		$348,027	$333,520
Net Loans, (Including loans held for sale)		253,000	238,165
ALL		2,019	2,296
Deposits		222,917	216,808
Shareholders’ Equity		24,910	23,757
Total Interest Income	$5,255	15,235	13,901
Total Non Interest Income	724	2,122	1,825
Interest Expense	3,152	9,168	8,056
Non Interest Expense	1,914	5,688	5,481
Provision Loan Losses	196	292	216
Taxes	185	586	594
Net Income	532	1,623	1,379

ROAA	0.61%	0.63%	0.56%
ROAE	8.59%	8.83%	7.88%
Earnings per Basic Share	$0.33	$1.00	$0.86
Diluted Earnings per Share	0.32	0.98	$0.84

Contact:    Matthew P. Forrester - President, CEO
   River Valley Bancorp
   812-273-4949